Product supplement no. 25-I To prospectus dated December 1, 2005 and prospectus supplement dated December 1, 2005	Registration Statement No. 333-130051 Dated March 23, 2006 Rule 424(b)(2)

JPMorgan Chase & Co.
Lesser Index Review Notes Linked to the Dow Jones EURO STOXX 50® Index and the Nikkei 225 Index

General
•	JPMorgan Chase & Co. may offer and sell lesser index review notes linked to the Dow Jones EURO STOXX 50® Index and the Nikkei 225 Index from time to time. This product supplement no. 25-I describes terms that will apply generally to the notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement shall control.
•	The notes are the senior unsecured obligations of JPMorgan Chase & Co.
•	Payment is linked to the Dow Jones EURO STOXX 50® Index and the Nikkei 225 Index as described below.
•	For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-21.
•	Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
•	Investing in the notes is not equivalent to investing in either or both Indices or any of their component stocks.
•	The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Key Terms
Indices:	The Dow Jones EURO STOXX 50® Index and the Nikkei 225 Index (each an “Index” and together the “Indices”)

Automatic Call:	On any Review Date, if the Index closing level for each Index is greater than or equal to its respective Call Level set forth in the applicable terms supplement, the notes will be automatically called for a cash payment that will be set forth in the applicable terms supplement.

Call Level:	A separate terms supplement will specify the minimum Index closing level, referred to as a Call Level, which triggers an automatic call on a Review Date and payment of the applicable call premium.

Payment if Called:	If the notes are called, for every $1,000 principal amount note, you will receive $1,000 plus the call premium amount applicable to the Review Date on which the notes are called. The call premium applicable to each Review Date will be specified in the relevant terms supplement.

Payment at Maturity (Notes with a Buffer):	For notes with a buffer, if the notes are not called and if neither Ending Index Level declines from its respective Initial Index Level by more than the buffer amount, you will receive the principal amount of your notes at maturity.

If the Ending Index Level of either Index declines from its respective Initial Index Level by more than the buffer amount, for every 1% that the Lesser Performing Index declines beyond the buffer amount, you will lose an amount equal to 1% of the principal amount of your notes multiplied by the leverage factor, and your final payment per $1,000 principal amount note will be calculated, unless otherwise specified in the applicable terms supplement, as follows:

$1,000 + ($1,000 x (the Lesser Index Return + buffer amount %) x leverage factor)

For notes with a buffer, if the notes are not called, you will lose some or all of your investment at maturity if the Ending Index Level of either Index declines from its respective Initial Index Level by more than the buffer amount.

Buffer Amount:	As specified in the relevant terms supplement.

Leverage Factor:	As specified in the relevant terms supplement.

Payment at Maturity (Notes without a Buffer):	For notes without a buffer, if the notes are not called, you will lose 1% of the principal amount of your notes for every 1% that the Lesser Performing Index declines beyond its respective Initial Index Level, unless otherwise specified in the applicable terms supplement. Under these circumstances, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x the Lesser Index Return)

For notes without a buffer, if the notes are not called, you will lose some or all of your investment at maturity.

Index Return:	Unless otherwise specified in the applicable terms supplement, the Index Return for each Index will be calculated as follows:

Ending Index Level – Initial Index Level Initial Index Level

Initial Index Level:	For each Index, the Index closing level on the pricing date, or such other date or dates as specified in the relevant terms supplement.

Ending Index Level:	For each Index, the Index closing level on the final Review Date, or such other date as specified in the applicable terms supplement.

Lesser Index Return:	The lesser of the Index Return of the Dow Jones EURO STOXX 50® Index and the Index Return of the Nikkei 225 Index.

Lesser Performing Index:	The Index with the Lesser Index Return.

Review Dates:	As specified in the relevant terms supplement. Review Dates are subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Automatic Call.”

Maturity Date:	As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Investing in the Lesser Index Review Notes involves a number of risks. See “Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 25-I, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

March 23, 2006

        In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement no. 25-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. 25-I and with respect to JPMorgan Chase & Co. We have not authorized anyone to give you any additional or different information. The information in the relevant terms supplement, this product supplement no. 25-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

        The notes described in the relevant terms supplement and this product supplement no. 25-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 25-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

        In this product supplement no. 25-I and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

i

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 25-I nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 25-I nor the accompanying prospectus supplement, prospectus or terms supplement, nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 25-I and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 25-I and the accompanying prospectus supplement, prospectus and terms supplement, and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” – the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction no 400, dated December 29, 2003, as amended from time to time.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 25-I or the accompanying prospectus supplement, prospectus or terms supplement may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 25-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

Neither this product supplement no. 25-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 25-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ii

DESCRIPTION OF NOTES

        The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 25-I have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each $1,000 principal amount of our Lesser Index Review Notes Linked to the Dow Jones EURO STOXX 50® Index and the Nikkei 225 Index.

General

        The Lesser Index Review Notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked to the Dow Jones EURO STOXX 50® Index and the Nikkei 225 Index (each an “Index” and together the “Indices”). The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

        The notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity. Instead, you will receive a payment in cash, the timing and amount of which will vary depending on the performance of the Indices, whether the notes are automatically called prior to maturity and whether the notes have a buffer and which will be calculated in accordance with the formula set forth below.

        The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

        The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

        The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Description of Notes — Forms of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

        The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 25-I. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described here or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement shall control.

Automatic Call

        The notes will be automatically called and subject to mandatory redemption if on any Review Date the Index closing level for each of the Dow Jones EURO STOXX 50® Index and the Nikkei 225 Index is either greater than or equal to its respective Initial Index Level or any other applicable Index closing levels or call levels set forth in the applicable terms supplement that triggers an automatic call and payment of the applicable call premium amount. If the notes are called, for every $1,000 principal amount note, you will receive $1,000 plus the call premium amount applicable to the Review Date on which the notes are called. The call premium is a percentage that will vary depending on the particular Review Date and will be specified in the relevant terms supplement. The payment per $1,000 principal amount note upon call will be calculated as follows:

$1,000 + (applicable call premium x $1,000)

PS-1

        If the notes are automatically called on a Review Date other than the final Review Date, we will redeem each note and pay the applicable call price on the sixth business day after the applicable Review Date, subject to postponement as described below. If the notes are called on the final Review Date, we will redeem each note and pay the call price on the maturity date, subject to postponement as described below.

        If a Review Date (including the final Review Date) is not a trading day with respect to either the Dow Jones EURO STOXX 50® Index or the Nikkei 225 Index, or if there is a market disruption event with respect to either Index on such day, the applicable Review Date for such Index will be the immediately succeeding trading day for such Index during which no market disruption event for such Index shall have occurred or is continuing; provided that the applicable Index closing level for such Index will not be determined on a date later than the tenth scheduled trading day for such Index after the scheduled Review Date, and if such day is not a trading day for such Index, or if there is a market disruption event for such Index on such date, the calculation agent will determine the applicable Index closing level for such Index on such date in accordance with the formula for and method of calculating the Index closing level for such Index last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled trading day of each security most recently constituting such Index.

        If, due to a market disruption event or otherwise, a Review Date (other than the final Review Date) for either Index is postponed so that it falls less than five business days prior to the scheduled date for payment of the call price, the date on which the call price for such Review Date will be paid, if any, will be the fifth business day following the Review Date for such Index as postponed, unless otherwise specified in the applicable terms supplement. If, due to a market disruption event or otherwise, the Review Dates (other than the final Review Date) for both Indices are postponed so that both Review Dates fall less than five business days prior to the scheduled date for payment of the call price, the call price, if any, will be paid on the fifth business day following the later of the two Review Dates. We describe market disruption events under “General Terms of Notes — Market Disruption Events.”

Payment at Maturity

        Unless otherwise specified in the relevant terms supplement, your return on the notes will be linked to the performance during the life of the notes of the Lesser Performing Index.

        The “Lesser Index Return” will be the lesser of the Index Return of the Dow Jones EURO STOXX 50® Index and the Index Return of the Nikkei 225 Index.

        The “Lesser Performing Index” is the Index with the Lesser Index Return.

        The maturity date for the notes will be set forth in the relevant terms supplement, and is subject to adjustment if such day is not a business day or if the final Review Date for either Index is postponed as described below. We will also specify whether or not the notes have a buffer and the amount of any such buffer in the relevant terms supplement.

        Notes With a Buffer

        For notes with a buffer, if the notes are not called, your principal is protected against a decline in each Index up to the buffer amount. If neither Ending Index Level declines from its respective Initial Index Level by more than the buffer amount, you will receive the principal amount of your notes at maturity. If the Ending Index Level of either Index declines from its respective Initial Index Level by more than the buffer amount, for every 1% that the Lesser Performing Index declines beyond the buffer amount, you will lose an amount equal to 1% of the principal amount of your notes multiplied by the leverage factor, and your final payment per $1,000 principal amount note will be calculated, unless otherwise specified in the applicable terms supplement, as follows:

$1,000 + ($1,000 x (the Lesser Index Return + buffer amount %) x leverage factor)

PS-2

        For notes with a buffer, if the notes are not called, you will lose some or all of your investment at maturity if the Ending Index Level of either Index declines from its respective Initial Index Level by more than the buffer amount.

        Notes Without a Buffer

        For notes without a buffer, if the notes are not called, you will lose 1% of the principal amount of your notes for every 1% that the Lesser Performing Index declines beyond its respective Initial Index Level, unless otherwise specified in the applicable terms supplement. Under these circumstances, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x the Lesser Index Return)

        For notes without a buffer, if the notes are not called, you will lose some or all of your investment at maturity.

        Unless otherwise specified in the applicable terms supplement, the “Index Return” for each Index, as calculated by the calculation agent, is the percentage change in the closing level of such Index calculated by comparing the applicable Index closing level on the final Review Date or such other date or dates as specified in the applicable terms supplement (the “Ending Index Level”), to the applicable Index closing level on the pricing date, or such other date or dates as specified in the applicable terms supplement (the “Initial Index Level”). The relevant terms supplement will specify the Initial Index Level and the manner in which the Ending Index Level is determined. The Index Return, unless otherwise specified in the applicable terms supplement, is calculated as follows:

Index Return =	Ending Index Level – Initial Index Level

Initial Index Level

        If applicable, the “buffer amount” and “leverage factor” will be an amount specified in the applicable terms supplement.

        With respect to the Dow Jones EURO STOXX 50® Index or the Nikkei 225 Index, the “closing level” on any trading day will equal the official closing value of the Dow Jones EURO STOXX 50® Index or the Nikkei 225 Index, respectively, or in each case, any successor index thereto (as described below) published following the regular official weekday close of trading for each such Index on that trading day. In certain circumstances, the “closing level” will be based on the alternate calculation of the Dow Jones EURO STOXX 50® Index and the Nikkei 225 Index described under “The Dow Jones EURO STOXX 50® Index — Discontinuation of the Dow Jones EURO STOXX 50® Index; Alteration of Method of Calculation” and “The Nikkei 225 Index — Discontinuation of the Nikkei 225 Index; Alteration of Method of Calculation,” respectively.

        With respect to the Dow Jones EURO STOXX 50® Index or the Nikkei 225 Index, a “trading day” is, unless otherwise specified in the relevant terms supplement, a day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges (as defined below) for securities underlying the Dow Jones EURO STOXX 50® Index or the Nikkei 225 Index, respectively and (ii) the exchanges on which futures or options contracts related to the Dow Jones EURO STOXX 50® Index or the Nikkei 225 Index are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.

        The maturity date will be specified in the applicable terms supplement. If the scheduled maturity date (as specified in the applicable terms supplement) is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date. If, due to a market disruption event or otherwise, the final Review Date for either the Dow Jones EURO STOXX 50® Index or the Nikkei 225 Index is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following the final Review

PS-3

Date for such Index as postponed. If, due to a market disruption event or otherwise, the applicable final Review Date for both Indices is postponed so that one or both dates fall less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following the later of the two final Review Dates as postponed unless otherwise specified in the applicable terms supplement. We describe market disruption events under “General Terms of Notes — Market Disruption Events.”

        We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable, if any, with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

        A “business day” is, unless otherwise specified in the applicable terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

        Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market or by private agreement.

PS-4

RISK FACTORS

        Your investment in the notes will involve certain risks. The notes do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the notes is not equivalent to investing directly in either Index or both Indices or any of the component stocks of the Indices. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The notes do not pay interest or guarantee the return of your investment.

        The notes do not pay interest and may not return any of your investment. If the notes have not been called, the amount payable at maturity will be determined pursuant to the terms described in this product supplement no. 25-I and the applicable terms supplement. For notes with a buffer, if the notes are not called, you will lose some or all of your investment at maturity if the Ending Index Level of either Index declines from its respective Initial Index Level by more than the buffer amount. For notes without a buffer, if the notes are not called, you will lose some or all of your investment at maturity. The applicable terms supplement will specify whether the notes have a buffer.

The appreciation potential of the notes is limited, and the notes are subject to an automatic early call.

        Your investment in the notes will result in a gain if the Index closing level for each Index on any Review Date is greater than or equal to its respective Initial Index Level or Call Level or the notes are otherwise called according to their terms as set forth in the relevant terms supplement. This gain will be limited to the call premium applicable to the Review Date on which the notes are called, regardless of the appreciation of the Indices, which may be significantly greater than the call premium. In addition, the automatic call feature of the notes may shorten the term of your investment.

Your return on the notes will be determined by the Lesser Performing Index.

        Your return on the notes will be determined by the Lesser Performing Index, and the notes will not return any of your investment if the closing level of only one of the two Indices is above its respective Initial Index Level or Call Level on any or all of the Review Dates.

        For example, if the Index closing level of the Dow Jones EURO STOXX 50® Index were above its Initial Index Level or Call Level on all Review Dates, but the Index closing level of the Nikkei 225 Index on each Review Date was below its Initial Index Level or Call Level, the notes would not be called, and the payment at maturity would be determined based on the Index Return of the Nikkei 225 Index. In that case, if the notes have a buffer, you would lose some or all of your investment in the notes if the Ending Index Level for the Nikkei 225 Index on the final Review Date had declined by more than the buffer amount compared to its Initial Index Level or Call Level, or if the notes do not have a buffer, you would lose some or all of your investment in the notes because the Ending Index Level for the Nikkei 225 Index on the final Review Date was below its Initial Index Level or Call Level.

Your return on the notes will not reflect dividends on the common stocks of the companies in the Indices.

        Your return on the notes will not reflect the return you would realize if you actually owned the common stocks of the companies included in the Indices and received the dividends paid on those stocks. This is because, assuming the notes are not called, the calculation agent will calculate the amount payable to you at maturity of the notes by reference to the Ending Index Level of the Lesser Performing Index on the final Review Date. The Ending Index Level for each Index reflects the prices of the common stocks as calculated in such Index without taking into consideration the value of dividends paid on those stocks. If the notes are called, you will receive the applicable call price as the final payment on the notes, without taking into consideration the value of the dividends paid on the stocks of the companies in either Index.

PS-5

Secondary trading may be limited.

        Unless otherwise specified in the relevant terms supplement, the notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market for the notes, it may not provide enough liquidity to allow you to trade or sell the notes easily.

        J.P. Morgan Securities Inc. may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which J.P. Morgan Securities Inc. is willing to buy the notes. If at any time J.P. Morgan Securities Inc. or another Agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The notes are not designed to be short-term trading instruments.

        The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Indices have appreciated since the pricing date. The potential returns described in the relevant terms supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity unless automatically called and redeemed prior to maturity. The notes are designed to be held, and you should be prepared to hold your notes, until maturity.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

        Many economic and market factors will influence the value of the notes. We expect that, generally, the level of the Indices on any day will affect the value of the notes more than any other single factor. However, you should not expect the notes in the secondary market to vary in proportion to changes in the level of the Indices. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility in each Index;
•	the time to maturity of the notes;
•	the dividend rate on the common stocks underlying each Index;
•	interest and yield rates in the market generally as well as in each of the markets of the securities composing the Dow Jones EURO STOXX 50® Index and the Nikkei 225 Index;
•	economic, financial, political, regulatory or judicial events that affect the stocks included in either Index or stock markets generally and which may affect the Index closing level for either Index on any Review Date; and
•	our creditworthiness.

        You cannot predict the future performance of the Dow Jones EURO STOXX 50® Index or the Nikkei 225 Index based on its historical performance. The value of either Index may decrease such that you may not receive any return of your investment. In addition, we cannot guarantee that the level of both Indices will increase during the term of your notes and trigger automatic call. For notes with a buffer, if the notes are not called and the Ending Index Level declines compared to the Initial Index Level by more than the buffer amount, you will lose some or all of your investment at maturity. For notes without a buffer, if the notes are not called and the Index Return is negative, you will lose some or all of your investment at maturity.

PS-6

The return for the notes will not be adjusted for changes in exchange rates that might affect the Index Return of the Dow Jones EURO STOXX 50® Index and Nikkei 225 Index.

        Although the stocks composing the Dow Jones EURO STOXX 50® Index and Nikkei 225 Index are traded in currencies other than U.S. dollars, and the notes, which are linked to the Indices, are denominated in U.S. dollars, the amount payable on the notes at maturity will not be adjusted for changes in the exchange rate between the U.S. dollar and each currency in which the stocks composing the Dow Jones EURO STOXX 50® Index and Nikkei 225 Index are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the Index Return of the notes. The amount we pay in respect of the notes upon an automatic call or at maturity will be determined solely in accordance with the procedures described in “Description of Notes — Automatic Call” and “Description of Notes — Payment at Maturity.”

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

        While payment upon automatic call or at maturity will be based on the full principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Such cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which J.P. Morgan Securities Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by J.P. Morgan Securities Inc., as a result of such compensation or other transaction costs.

STOXX Limited may adjust the Dow Jones EURO STOXX 50® Index in a way that affects its level, and STOXX Limited has no obligation to consider your interests.

        STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Swiss Exchange, is responsible for calculating and maintaining the Dow Jones EURO STOXX 50® Index. STOXX Limited can add, delete or substitute the stocks underlying the Dow Jones EURO STOXX 50® Index or make other methodological changes that could change the level of the Dow Jones EURO STOXX 50® Index. You should realize that the changing of companies included in the Dow Jones EURO STOXX 50® Index may affect the Dow Jones EURO STOXX 50® Index as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, STOXX Limited may alter, discontinue or suspend calculation or dissemination of the Dow Jones EURO STOXX 50® Index. Any of these actions could adversely affect the value of your notes. STOXX Limited has no obligation to consider your interests in calculating or revising the Dow Jones EURO STOXX 50® Index.

Nihon Keizai Shimbun, Inc. may adjust the Nikkei 225 Index in a way that affects its level, and NKS has no obligation to consider your interests.

        Nihon Keizai Shimbun, Inc. (“NKS”) is responsible for calculating and maintaining the Nikkei 225 Index. NKS can add, delete or substitute the stocks underlying the Nikkei 225 Index or make other methodological changes that could change the level of the Nikkei 225 Index. You should realize that the changing of companies included in the Nikkei 225 Index may affect the Nikkei 225 Index, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, NKS may alter, discontinue or suspend calculation or dissemination of the Nikkei 225 Index. Any of these actions could adversely affect the value of the notes. NKS has no obligation to consider your interests in calculating or revising the Nikkei 225 Index.

PS-7

We are not affiliated with any company included in the Indices.

        We are not affiliated with any of the companies whose stock is included in the Indices. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Indices or your notes. None of the money you pay us will go to STOXX Limited or NKS or any of the companies included in the Indices and none of those companies will be involved in the offering of the notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

        As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the Dow Jones EURO STOXX 50® Index or the Nikkei 225 Index would have.

We or our affiliates may have adverse economic interests to the holders of the notes.

        J.P. Morgan Securities Inc. and other affiliates of ours trade the stocks underlying the Dow Jones EURO STOXX 50® Index and the Nikkei 225 Index, and other financial instruments related to these Indices and component stocks of these Indices on a regular basis, for their accounts and for other accounts under their management. J.P. Morgan Securities Inc. and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to either or both Indices. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the level of one or both Indices and, accordingly, could affect the value of the notes, the likelihood that the notes will be automatically redeemed and the amount, if any, payable to you at maturity.

        We or our affiliates may currently or from time to time engage in business with companies whose stock is included in the Dow Jones EURO STOXX 50® Index or the Nikkei 225 Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about the companies whose stock is included in either Index. Any prospective purchaser of notes should undertake an independent investigation of each company whose stock is included in the Indices as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

        Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the level of the Dow Jones EURO STOXX 50® Index, the Nikkei 225 Index, both Indices, or the stocks included in either Index or both Indices. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

        We may have hedged our obligations under the notes through certain affiliates, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

        J.P. Morgan Securities Inc., one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Initial Index Level, the Ending Index Level, the Index Return for each Index if the notes are not called, whether the automatic call feature has triggered a mandatory redemption and the amount, if any, that we will pay you upon an automatic call or at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether either Index has been discontinued and whether there has been a material change in the method of calculation of either Index. In performing these duties, J.P. Morgan Securities Inc. may have interests adverse to the interests of the holders of the notes, which may affect

PS-8

your return on the notes, particularly where J.P. Morgan Securities Inc., as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

        The calculation agent may, in its sole discretion, decide that the markets have been disrupted in a manner that prevents it from properly valuing the Index closing level of one or both of the Indices on a Review Date or the Index Return of each Index if the notes are not called and calculating the amount that we are required to pay you, if any, upon an automatic call or at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that the Review Date and the applicable payment date will be postponed and your return will be adversely affected. See “General Terms of Notes — Market Disruption Events.”

The tax consequences of an investment in the notes are unclear.

        There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes. No assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described in “Certain U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes could differ materially from our description herein. Non-U.S. Holders should note that they may be withheld upon at a rate of 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfy the applicable documentation requirements. You are urged to review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 25-I and consult your tax adviser regarding your particular circumstances.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

        If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

An investment in the notes is subject to risks associated with non-U.S. securities markets.

        The stocks that constitute the Nikkei 225 Index and the Dow Jones EURO STOXX 50® Index have been issued by non-U.S. companies. Investments in securities indexed to the value of such non-U.S. equity securities involve risks associated with the securities market in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

        The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

PS-9

USE OF PROCEEDS

        Unless otherwise specified in the applicable terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes which commissions include the reimbursement of certain issuance costs and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

        On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Dow Jones EURO STOXX 50® Index and/or the Nikkei 225 Index, the stocks underlying the Dow Jones EURO STOXX 50® Index and/or the Nikkei 225 Index, or instruments whose value is derived from the Dow Jones EURO STOXX 50® Index and/or the Nikkei 225 Index or their underlying stocks. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially increase the level of the Dow Jones EURO STOXX 50® Index and/or the Nikkei 225 Index, as well as their respective Initial Index Levels, and, therefore, effectively establish a higher level that the Indices must achieve to trigger an automatic call or avoid a loss of principal at maturity. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Dow Jones EURO STOXX 50® Index and/or the Nikkei 225 Index, the stocks underlying the Dow Jones EURO STOXX 50® Index and/or the Nikkei 225 Index, or instruments whose value is derived from the Dow Jones EURO STOXX 50® Index and/or the Nikkei 225 Index or its underlying stocks. Although we have no reason to believe that any of these activities will have a material impact on the level of the Dow Jones EURO STOXX 50® Index or the Nikkei 225 Index or the value of the notes, we cannot assure you that these activities will not have such an effect.

        We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

PS-10

THE DOW JONES EURO STOXX 50® INDEX

        We have derived all information contained in this product supplement regarding the Dow Jones EURO STOXX 50® Index (“Dow Jones EURO STOXX 50® Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, STOXX Limited. The Dow Jones EURO STOXX 50® Index is calculated, maintained and published by STOXX Limited. We make no representation or warranty as to the accuracy or completeness of such information.

        The Dow Jones EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Swiss Exchange. Publication of the Dow Jones EURO STOXX 50® Index began on February 26, 1998, based on an initial Dow Jones EURO STOXX 50® Index value of 1,000 at December 31, 1991. The Dow Jones EURO STOXX 50® Index is published in The Wall Street Journal and disseminated on the STOXX Limited website: www.stoxx.com, which sets forth, among other things, the country and industrial sector weightings of the securities included in the Dow Jones EURO STOXX 50® Index and updates these weightings at the end of each quarter. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this product supplement or any terms supplement.

Dow Jones EURO STOXX 50® Index Composition and Maintenance

        The Dow Jones EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX® Index, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard.

        The composition of the Dow Jones EURO STOXX 50® Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Dow Jones EURO STOXX 50® Index are made to ensure that the Dow Jones EURO STOXX 50® Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX® Index. A current list of the issuers that comprise the Dow Jones EURO STOXX 50® Index is available on the STOXX Limited website: www.stoxx.com. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this product supplement or any terms supplement.

        The free float factors for each component stock used to calculate the Dow Jones EURO STOXX 50® Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

        The Dow Jones EURO STOXX 50® Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Dow Jones EURO STOXX 50® Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Dow Jones EURO STOXX 50® Index Calculation

        The Dow Jones EURO STOXX 50® Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the Dow Jones EURO STOXX 50® Index value can be expressed as follows:

Index =	free float market capitalization of the Dow Jones EURO STOXX 50® Index adjusted base date market capitalization of the Dow Jones EURO STOXX 50® Index	x 1,000

        The “free float market capitalization of the Dow Jones EURO STOXX 50® Index” is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the Dow Jones EURO STOXX 50® Index is being calculated.

PS-11

        The Dow Jones EURO STOXX 50® Index is also subject to a divisor, which is adjusted to maintain the continuity of Dow Jones EURO STOXX 50® Index values despite changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1) Split and reverse split: Adjusted price = closing price * A/B New number of shares = old number of shares * B/A Divisor: no change	(2) Rights offering: Adjusted price = (closing price * A + subscription price * B) / (A + B) New number of shares = old number of shares * (A + B) / A Divisor: increases
(3) Stock dividend: Adjusted price = closing price * A / (A + B) New number of shares = old number of shares * (A + B) / A Divisor: no change	(4) Stock dividend of another company: Adjusted price = (closing price * A - price of other company * B) / A Divisor: decreases

(5) Return of capital and share consideration:

Adjusted price = (closing price - dividend announced
                         by company * (1-withholding tax))
                         * A / B

New number of shares = old number of shares * B / A

Divisor: decreases

(6) Repurchase shares / self tender:

Adjusted price = ((price before tender * old number of
                         shares ) - (tender price * number of
                         tendered shares)) / (old number of
                         shares - number of tendered shares)

New number of shares = old number of shares -                                     number of tendered shares

Divisor: decreases

(7) Spin-off: Adjusted price = (closing price * A - price of spun-off shares *B) / A Divisor: decreases

(8) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.

If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

- If rights are applicable after stock distribution   (one action applicable to other):

Adjusted price = (closing price * A + subscription price * C *
                         (1 + B / A)) / ((A + B) * ( 1 + C / A))

New number of shares = old number of shares *
                                            ((A + B) * (1 + C / A)) / A

Divisor: increases

- If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price * A + subscription
                         price * C) / ((A + C) * (1 + B / A))

New number of shares = old number of shares *
                                        ((A + C) * (1 + B / A))

Divisor: increases

- Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price * A + subscription price * C) / (A + B + C)

New number of shares = old number of shares * (A + B + C) / A

Divisor: increases

PS-12

License Agreement with STOXX Limited

        We have entered into an agreement with STOXX Limited providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Dow Jones EURO STOXX 50® Index, which is owned and published by STOXX Limited, in connection with certain securities, including the notes.

        The notes are not sponsored, endorsed, sold or promoted by STOXX Limited (including its affiliates) (collectively referred to as “STOXX Limited”). STOXX Limited has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the notes. STOXX Limited makes no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Dow Jones EURO STOXX 50® Index to track general stock market performance. STOXX Limited has no relationship to JPMorgan Chase other than the licensing of the Dow Jones EURO STOXX 50® Index and the related trademarks for use in connection with the notes, which index is determined, composed and calculated by STOXX Limited without regard to JPMorgan Chase or the notes. STOXX Limited has no obligation to take the needs of JPMorgan Chase or the owners of the notes into consideration in determining, composing or calculating the Dow Jones EURO STOXX 50® Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. STOXX Limited has no liability in connection with the administration, marketing or trading of the notes.

        STOXX LIMITED DOES NOT GUARANTY THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE USE OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THE LICENSING AGREEMENT BETWEEN JPMORGAN CHASE AND STOXX LIMITED IS SOLELY FOR THEIR BENEFIT AND NOT FOR THE BENEFIT OF THE OWNERS OF THE NOTES OR ANY THIRD PARTIES.

        “DOW JONES EURO STOXX 50®” AND “STOXX®” ARE TRADEMARKS OF STOXX LIMITED AND HAVE BEEN LICENSED FOR CERTAIN PURPOSES BY JPMORGAN CHASE. THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STOXX LIMITED, AND STOXX LIMITED MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.

Discontinuation of the Dow Jones EURO STOXX 50® Index; Alteration of Method of Calculation

        If STOXX Limited discontinues publication of the Dow Jones EURO STOXX 50® Index and STOXX Limited or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Dow Jones EURO STOXX 50® Index (such index being referred to herein as a “EURO STOXX successor index”), then any Dow Jones EURO STOXX 50® Index closing level will be determined by reference to the level of such EURO STOXX successor index at the close of trading on the relevant exchange or market for the EURO STOXX successor index on each relevant Review Date or other relevant date or dates as set forth in the applicable terms supplement.

PS-13

        Upon any selection by the calculation agent of a EURO STOXX successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

        If STOXX Limited discontinues publication of the Dow Jones EURO STOXX 50® Index prior to, and such discontinuation is continuing on, a Review Date or other relevant date as set forth in the applicable terms supplement and the calculation agent determines, in its sole discretion, that no EURO STOXX successor index is available at such time, or the calculation agent has previously selected a successor index and publication of such successor index is discontinued prior to and such discontinuation is continuing on, the Review Date or other relevant date, then the calculation agent will determine the Index closing level for the Dow Jones EURO STOXX 50® Index for such date. The Index closing level for the Dow Jones EURO STOXX 50® Index will be computed by the calculation agent in accordance with the formula for and method of calculating the Dow Jones EURO STOXX 50® Index or EURO STOXX successor index, as applicable, last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the Dow Jones EURO STOXX 50® Index or EURO STOXX successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the Dow Jones EURO STOXX 50® Index may adversely affect the value of the notes.

        If at any time the method of calculating the Dow Jones EURO STOXX 50® Index or a EURO STOXX successor index, or the level thereof, is changed in a material respect, or if the Dow Jones EURO STOXX 50® Index or a EURO STOXX successor index is in any other way modified so that the Dow Jones EURO STOXX 50® Index or such EURO STOXX successor index does not, in the opinion of the calculation agent, fairly represent the level of the Dow Jones EURO STOXX 50® Index or such EURO STOXX successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Index closing level for the Dow Jones EURO STOXX 50® Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Dow Jones EURO STOXX 50® Index or such EURO STOXX successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Dow Jones EURO STOXX 50® Index closing level with reference to the Dow Jones EURO STOXX 50® Index or such EURO STOXX successor index, as adjusted. Accordingly, if the method of calculating the Dow Jones EURO STOXX 50® Index or a EURO STOXX successor index is modified so that the level of the Dow Jones EURO STOXX 50® Index or such EURO STOXX successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Dow Jones EURO STOXX 50® Index), then the calculation agent will adjust its calculation of the Dow Jones EURO STOXX 50® Index or such EURO STOXX successor index in order to arrive at a level of the Dow Jones EURO STOXX 50® Index or such EURO STOXX successor index as if there had been no such modification (e.g., as if such split had not occurred).

PS-14

THE NIKKEI 225 INDEX

        We have derived all information regarding the Nikkei 225 Index contained in this product supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by NKS. NKS has no obligation to continue to publish, and may discontinue publication of, the Nikkei 225 Index.

        The Nikkei 225 Index is a stock index calculated, published and disseminated by Nihon Keizai Shimbun, Inc. (“NKS”) that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index currently is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”) representing a broad cross-section of Japanese industries. All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. NKS rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index.

        The 225 companies included in the Nikkei 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

•	Technology — Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;
•	Financials — Banks, Miscellaneous Finance, Securities, Insurance;
•	Consumer Goods — Marine Products, Food, Retail, Services;
•	Materials — Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;
•	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and
•	Transportation and Utilities — Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

        The Nikkei 225 Index is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened. The Divisor was 23.154 as of October 1, 2003 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

        In order to maintain continuity in the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the

PS-15

new Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

        A Nikkei Underlying Stock may be deleted or added by NKS. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri-Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by NKS. Upon deletion of a stock from the Nikkei Underlying Stocks, NKS will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NKS to be representative of a market may be added to the Nikkei Underlying Stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by NKS.

        A list of the issuers of the Nikkei Underlying Stocks constituting the Nikkei 225 Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by NKS. NKS may delete, add or substitute any stock underlying the Nikkei 225 Index. NKS first calculated and published the Nikkei 225 Index in 1970.

License Agreement with NKS

        We have entered into an agreement with NKS providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Nikkei 225 Index, which is owned and published by NKS, in connection with certain securities, including the notes.

        Our license agreement with NKS provides that NKS will assume no obligation or responsibility for use of the Nikkei 225 Index by us or our affiliates.

Discontinuation of the Nikkei 225 Index; Alteration of Method of Calculation

        If NKS discontinues publication of the Nikkei 225 Index and NKS or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Nikkei 225 Index (such index being referred to herein as a “Nikkei successor index”), then any Nikkei 225 Index closing level will be determined by reference to the level of such Nikkei successor index at the close of trading on the TSE (2nd session) or the relevant exchange or market for the Nikkei successor index on each relevant Review Date or other relevant date or dates as set forth in the applicable terms supplement.

        Upon any selection by the calculation agent of a Nikkei successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

        If NKS discontinues publication of the Nikkei 225 Index prior to, and such discontinuation is continuing on, a Review Date or other relevant date as set forth in the terms supplement and the calculation agent determines, in its sole discretion, that no Nikkei successor index is available at such time, or the calculation agent has previously selected a Nikkei successor index and publication of such successor index is discontinued prior to and such discontinuation is continuing on the Review Date or other relevant date, then the calculation agent will determine the Index closing level for the Nikkei 225 Index for such date. The Index closing level for the Nikkei 225 Index will be computed by the calculation agent in accordance with the formula for and method of calculating the Nikkei 225 Index or such Nikkei successor index, as applicable, last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension

PS-16

or limitation) at the close of the principal trading session on such date of each security most recently composing the Nikkei 225 Index or such Nikkei successor index, as applicable Notwithstanding these alternative arrangements, discontinuation of the publication of the Nikkei 225 Index may adversely affect the value of the notes.

        If at any time the method of calculating the Nikkei 225 Index or a Nikkei successor index, or the level thereof, is changed in a material respect, or if the Nikkei 225 Index or a Nikkei successor index is in any other way modified so that the Nikkei 225 Index or such Nikkei successor index does not, in the opinion of the calculation agent, fairly represent the level of the Nikkei 225 Index or such Nikkei successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Index closing level for the Nikkei 225 Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Nikkei 225 Index or such Nikkei successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Nikkei 225 Index or such Nikkei successor index, as adjusted. Accordingly, if the method of calculating the Nikkei 225 Index or a Nikkei successor index is modified so that the level of the Nikkei 225 Index or such Nikkei successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), then the calculation agent will adjust its calculation of the Nikkei 225 Index or such Nikkei successor index in order to arrive at a level of the Nikkei 225 Index or such Nikkei successor index as if there had been no such modification (e.g., as if such split had not occurred).

The Tokyo Stock Exchange

        The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

        Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei 225 Index on a trading day will generally be available in the United States by the opening of business on the same calendar day.

        The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei 225 Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the Nikkei 225 Index, and these limitations, in turn, may adversely affect the value of the notes.

PS-17

GENERAL TERMS OF NOTES

Calculation Agent

        J.P. Morgan Securities Inc. will act as the calculation agent. The calculation agent will determine, among other things, the Initial Index Level of each Index, the Index closing level on each Review Date for each Index, whether the automatic call feature has triggered a mandatory redemption, the Ending Index Level for each Index, the Index Return for each Index and the payment at maturity, if any, on the notes. In addition, the calculation agent will determine whether there has been a market disruption event with respect to one or both of the Indices or a discontinuation of one or both of the Indices and whether there has been a material change in the method of calculating one or both of the Indices. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

        The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m. on the business day preceding the maturity date.

        All calculations with respect to the Initial Index Level for each Index, the Ending Index Level for each Index, the Index Return for each Index or any Index closing level for each Index will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $1,000 principal amount note at maturity, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

        Certain events may prevent the calculation agent from calculating the Index closing level of the Dow Jones EURO STOXX 50® Index or the Nikkei 225 Index on a Review Date, determining if the notes are to be automatically called, the Index Return of each Index if the notes are not called, or calculating the amount, if any, that we will pay to you at maturity of the notes. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

        With respect to each of the Dow Jones EURO STOXX 50® Index and the Nikkei 225 Index, a “market disruption event,” unless otherwise specified in the applicable terms supplement, means:

•	a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of such Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or
•	a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of such Index (or the relevant successor index), or during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or
•	a suspension, absence or material limitation of trading on any major securities U.S. or Japanese exchange for trading in futures or options contracts related to such Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange; or
•	a decision to permanently discontinue trading in the relevant futures or options contracts,

PS-18

in each case as determined by the calculation agent in its sole discretion; and
•	a determination by the calculation agent in its sole discretion that the event described above materially interfered with its ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

        For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Dow Jones EURO STOXX 50® Index and the Nikkei 225 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of such Index shall be based on a comparison of:
•	the portion of the level of such Index attributable to that security relative to
•	the overall level of such Index,
in each case immediately before that suspension or limitation.

        For purposes of determining whether a market disruption event has occurred, unless otherwise specified in the applicable terms supplement:
•	a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;
•	limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;
•	a suspension of trading in futures or options contracts on the Dow Jones EURO STOXX 50® Index or the Nikkei 225 Index by the primary securities market trading in such contracts by reason of
•	a price change exceeding limits set by such exchange or market,
•	an imbalance of orders relating to such contracts, or
•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to such Index; and
•	a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to such Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

        ”Relevant exchange” means the primary exchange or market of trading for any security (or any combination thereof) then included in the Dow Jones EURO STOXX 50® Index or the Nikkei 225 Index or any successor indices.

Events of Default

        Under the heading “Description of Debt Securities — Events of Default, Waiver, Debt Securities in Foreign Currencies” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

        Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per

PS-19

note upon any acceleration of the notes shall be determined by the calculation agent and shall be an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described under the caption “Description of Notes — Payment at Maturity,” calculated as if the date of acceleration were the final Review Date.

        If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

        Under the heading “Description of Debt Securities — Modification of the Indenture; Waiver of Compliance” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

        The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the applicable terms supplement.

Listing

        The notes will not be listed on any securities exchange, unless otherwise specified in the applicable terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

        The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

Registrar, Transfer Agent and Paying Agent

        Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of JPMorgan Chase Bank, National Association (“JPMorgan Chase Bank”) in The City of New York.

        JPMorgan Chase Bank or one of its affiliates will act as registrar and transfer agent for the notes. JPMorgan Chase Bank will also act as paying agent and may designate additional paying agents.

        Registration of transfers of the notes will be effected without charge by or on behalf of JPMorgan Chase Bank, but upon payment (with the giving of such indemnity as JPMorgan Chase Bank may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

        The notes will be governed by and interpreted in accordance with the laws of the State of New York.

PS-20

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This summary applies to you only if you are an initial holder of the notes purchasing the notes at the issue price for cash and if you will hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

        This summary does not address all aspects of U.S. federal income and estate taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

•	one of certain financial institutions;
•	a tax-exempt organization;
•	a dealer in securities or foreign currencies;
•	a “regulated investment company” as defined in Code Section 851;
•	a “real estate investment trust” as defined in Code Section 856;
•	a person holding the notes as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or entering into a “constructive sale” with respect to the notes;
•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;
•	a trader in securities who elects to apply a mark-to-market method of tax accounting; or
•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

        This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this prospectus supplement, changes to any of which, subsequent to the date of this prospectus supplement, may affect the tax consequences described herein. If you are considering the purchase of notes, you are urged to consult your own tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative characterizations of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Notes

        The tax consequences of an investment in the notes are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes.

        We intend to seek an opinion from Davis Polk & Wardwell, our special tax counsel, which will be based upon the terms of the notes at the time of the relevant offering and certain factual representations to be received from us, regarding the treatment of the notes as an “open transaction” for U.S. federal income tax purposes. Whether Davis Polk & Wardwell expresses an opinion regarding the characterization of the notes will be indicated in the appropriate terms supplement. In either case, we and you will agree to treat the notes for U.S. federal income tax purposes as an “open transaction.” While other characterizations of the notes could be asserted by the IRS, as discussed below, the following discussion assumes that the notes are treated for U.S. federal income tax purposes as “open transactions” with respect to the Indices and not as debt instruments, unless otherwise indicated.

Tax Consequences to U.S. Holders

        You are a “U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

PS-21

•	a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or
•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

    Tax Treatment of the Notes

        Tax Treatment Prior to Maturity. You should not be required to recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange as described below.

        Sale, Exchange or Redemption of the Notes. Upon a sale or exchange of a note (including redemption of the notes at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange or redemption and your tax basis in the note, which should equal the amount you paid to acquire the note. Such gain or loss should be long-term capital gain or loss if you have held the note for more than one year at such time. The deductibility of capital losses, however, is subject to limitations.

    Possible Alternative Tax Treatments of an Investment in the Notes

        Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described above. If the IRS were successful in asserting an alternative characterization of the notes, the timing and character of income on the notes could differ materially from our description herein. For example, the IRS might treat the notes as debt instruments issued by us, in which event the taxation of the notes would be governed by certain Treasury regulations relating to the taxation of contingent payment debt instruments if the term of the notes from issue to maturity (including the last possible date that the notes could be outstanding) is more than one year. In such event, regardless of whether you are an accrual method or cash method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on the notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes, in each year that you hold the notes (even though you will not receive any cash with respect to the notes during the term of the notes) and any gain recognized at expiration or upon sale or other disposition of the notes would generally be treated as ordinary income. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

        Other alternative U.S. federal income tax characterizations of the notes might also require you to include amounts in income during the term of the notes and/or might treat all or a portion of the gain or loss on the sale or settlement of the notes as short-term gain or loss, without regard to how long you held the notes. Accordingly, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

Tax Consequences to Non-U.S. Holders

        You are a “Non-U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

•	a nonresident alien individual;
•	a foreign corporation; or
•	a foreign estate or trust.

        You are not a Non-U.S. Holder if you are a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

PS-22

        If you are a Non-U.S. Holder of the notes and if the characterization of your purchase and ownership of the notes as an open transaction is respected, any payments on the notes should not be subject to U.S. federal income or withholding tax, except that gain from the sale or exchange of the notes or their cash settlement at maturity may be subject to U.S. federal income tax if such gain is effectively connected with your conduct of a United States trade or business.

        If the notes were recharacterized as indebtedness, any payments or accruals on the notes nonetheless would not be subject to U.S. withholding tax, provided generally that the certification requirement described in the next paragraph has been fulfilled and neither the payments on the notes nor any gain realized on a sale, exchange or other disposition of notes is effectively connected with your conduct of a trade or business in the United States. Because the characterization of the notes is unclear, payments made to you with respect to the notes may be withheld upon at a rate of 30% unless you have fulfilled the certification requirements described in the next paragraph.

        The certification requirement referred to in the preceding paragraph will be fulfilled if you, as the beneficial owner of notes, certify on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and provide your name and address or otherwise satisfy applicable documentation requirements.

        If you are engaged in a trade or business in the United States, and if payments on the notes are effectively connected with the conduct of that trade or business, although exempt from the withholding tax discussed above, you will generally be taxed in the same manner as a U.S. Holder, except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you are urged to consult your own tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

        You may be subject to information reporting and backup withholding at the rates specified in the Code on the amounts paid to you, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you comply with the certification procedures described in the second preceding paragraph. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Federal Estate Tax

        Individual Non-U.S. Holders, and entities the property of which is potentially includible in such individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. Such individuals and entities are urged to consult their own tax advisers regarding the U.S. federal estate tax consequences of investing in a note.

        THE TAX CONSEQUENCES TO YOU OF OWNING THE NOTES ARE UNCLEAR. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISER REGARDING THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

PS-23

UNDERWRITING

        Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc. as agent (an “Agent” or “JPMSI”), and certain other agents that may be party to the Master Agency Agreement from time to time (each an “Agent” and collectively with JPMSI, the “Agents”), each Agent participating in an offering of the notes, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant terms supplement. Each such Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant terms supplement. JPMSI will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

        We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

        JPMSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

        In order to facilitate the offering of the notes, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

        No action has been or will be taken by us, JPMSI or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 25-I or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 25-I or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

        Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 25-I and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

PS-24

        The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

        The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” – the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction n° 400, dated December 29, 2003, as amended from time to time.

        The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 25-I or the accompanying prospectus supplement, prospectus or terms supplement may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

        The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

        The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 25-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

        Neither this product supplement no. 25-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 25-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Unless otherwise specified in the applicable terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3“ settlement cycle).

PS-25

BENEFIT PLAN INVESTOR CONSIDERATIONS

        A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable administrative exemption (as described below) or there was some other basis on which the transaction was not prohibited.

        Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or there was some other basis on which the purchase and holding of the notes is not prohibited. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase of the notes that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or there is some other basis on which such purchase and holding is not prohibited.

        Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the notes shall be required to represent (and deemed to constitute a representation) that such purchase and holding is not prohibited under applicable Similar Laws or rules.

        Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or some other basis on which the acquisition and holding is not prohibited.

        Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

PS-26